UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 3, 2008 (July 1, 2008)

REGENERON PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Charter)
New York
(State or Other Jurisdiction of Incorporation)

000-19034	13-3444607
(Commission File Number)	(IRS Employer Identification No.)

777 Old Saw Mill River Road, Tarrytown, New York	10591-6707
(Address of Principal Executive Offices)	(Zip Code)
(914) 347-7000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01. Entry into a Material Definitive Agreement.
     On July 1, 2008, Regeneron Pharmaceuticals, Inc. (the “Company”) and Cellectis S.A. (“Cellectis”) entered into an Amended and Restated Non-Exclusive License Agreement (the “License Agreement”). The License Agreement resolves a dispute between the parties related to the interpretation of a license agreement entered into by the parties in December 2003 pursuant to which the Company licensed certain patents and patent applications relating to a process for the specific replacement of a copy of a gene in the receiver genome by homologous recombination. Pursuant to the License Agreement, the Company will make an up-front payment to Cellectis in the amount of $12,450,000. In addition, the Company will pay Cellectis a low single-digit royalty based on revenue received by the Company from any future licenses or sales of the Company’s VelociGene® or VelocImmune® products and services. No royalties are payable with respect to the Company’s VelocImmune license agreements with AstraZeneca UK Limited and Astellas Pharma Inc. or the Company’s November 2007 collaboration agreement with sanofi-aventis. Moreover, no royalties are payable on any revenue from commercial sales of antibodies from the Company’s VelocImmune technology.
     On July 1, 2008, the Company and Cellectis entered into a Subscription Agreement pursuant to which the Company will acquire 368,301 ordinary shares of Cellectis, par value EUR 0.05 per share, at a price of EUR 8.63 per share, for a total of EUR 3,178,437.63. The subscription is contingent upon the prior approval of the board of directors of Cellectis and by the shareholders of Cellectis at an extraordinary general meeting to be held no later than October 30, 2008.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

REGENERON PHARMACEUTICALS, INC.

Date: July 3, 2008	By:	/s/ Stuart Kolinski

Name: Stuart Kolinski
Title: Senior Vice President and General Counsel